Exhibit 99.1

Article III of the Articles of Incorporation is hereby amended to read as follows:

The total authorized shares:

Common Shares:	60,000,000	Preferred Shares:	100,000
Par Value:	$0.16	Par Value:	$1.00

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

The Preferred Stock shall be issued from time to time in one or more series of such number of shares with such distinctive serial designations and (a) may have such voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of or upon any distribution of the assets of, the Company; (e) may be convertible into, or exchangeable for, shares of any other class or classes or of any other exchange, and with such adjustments; and (f) may have such other relative participation, optional or other special rights, preferences, qualifications, limitations, or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of each such series of Preferred Stock from time to time adopted by the Board of Directors pursuant to the authority so to do which is hereby expressly vested in the Board of Directors.